DENMARK BANCSHARES, INC.

EXHIBIT (23.1)

CONSENT OF WILLIAMS YOUNG, LLC

Williams Young, LLC

2901 West Beltline Highway

P.O. Box 8700

Madison, WI 53708

1-608-274-1980

INDEPENDENT AUDITORS CONSENT

Shareholders and Board of Directors

Denmark Bancshares, Inc.

We consent to the inclusion of our report dated January 31, 2002, relating to the consolidated statements of financial condition of Denmark Bancshares, Inc. and subsidiaries as of December 31, 2001, 2000, and 1999, and the related consolidated statements of income, shareholders equity and cash flows and the related schedules for each of the years in the three year period ended December 31, 2001 in the Form 10-K of Denmark Bancshares, Inc. for the fiscal year ended December 31, 2001 and to the use of our name in such form.

WILLIAMS YOUNG, LLC

Madison, Wisconsin

March 25, 2002